Exhibit 23(e)



                CONSENT OF MCDONALD & COMPANY SECURITIES, INC.


We hereby consent to the use of our opinion letter dated October 17, 1997 to the Board of Directors of Computational Systems, Incorporated ("CSI"), included as Annex C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of CSI and Emerson Electric Co., and to the references therein to such opinion under the captions "Summary-Fairness Opinion of Financial Advisor", "The Merger-Background of the Business Relationship and the Merger", "CSI's Reasons for the Merger; Recommendation of the CSI Board-Information and Factors Considered by the CSI Board" and "CSI's Reasons for the Merger; Recommendation of the CSI Board-Opinion of CSI's Financial Advisor."

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                 /s/ McDonald & Company Securities, Inc.
                                 ---------------------------------------
                                 MCDONALD & COMPANY SECURITIES, INC.



Cleveland, Ohio
November 24, 1997